                                                   Rule 424(b)(3)
                                                   File No. 33-58716

Sticker Supplement No. 1 to                        Dated October 9, 1995 to
Pricing Supplement No. 47                          Dated October 2, 1995
(To Prospectus dated March 17, 1993 and
Prospectus Supplement dated March 31, 1993)

(Referring to subject Pricing Supplement, please note the revised Spread percentage.)

U.S.$2,500,000,000

HELLER FINANCIAL, INC.

MEDIUM-TERM NOTES, SERIES F

(REGISTERED NOTES - FLOATING RATE)
DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

Principal Amount: $10,000,000              Issue Price: 100 %

Original Issue Date: October 5, 1995       Stated Maturity Date: October 7, 1996

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate: [ ] Commercial Paper Rate [ ] LIBOR [ ] Treasury Rate
              [ ] Federal Funds Rate [X] Prime Rate [ ] Other:

Interest Reset Period: Daily

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement) Each Business Day, up to but excluding the Stated Maturity Date, provided that there will be a 1 Business Day cutoff prior to each Interest Payment Date and the Stated Maturity Date.

                                                               Rule 424(b)(3)
                                                               File No. 33-58716

Sticker Supplement No. 1 to                        Dated October 9, 1995 to
Pricing Supplement No. 47                          Dated October 2, 1995
(To Prospectus dated March 17, 1993 and
Prospectus Supplement dated March 31, 1993)

Interest Payment Dates: (If other than as specified in the Prospectus Supplement) The 7th day of January, April July and October of 1996, commencing January 7, 1996, up to and including the Stated Maturity Date.

Interest Determination Date(s): Daily.

Initial Interest Rate: To be determined.

Index Maturity: Daily

Day Count Convention: A/360

Maximum Interest Rate: N/A                         Minimum Interest Rate: N/A

Spread (+/-): -2.75%                               Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:

     The Redemption Price shall initially be   % of the principal amount of the
Note to be redeemed and shall decline at each anniversary of the Initial
Redemption Date by   % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .05%

Other Provisions:  a) AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                      NO. 47, UNDER MTN-SERIES F PROGRAM: $1,403,000,000
                   b) CUSIP #: 42333HFF4

Agent: J.P. Morgan Securities, Inc.
       60 Wall Street
       New York, NY 10260-0060